UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.   )

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ANTERO RESOURCES CORPORATION

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JUNE 16, 2021 8:30 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2021 Annual Meeting of Shareholders

The 2021 Annual Meeting of Stockholders of Antero Resources Corporation (“Antero”) will be held online on Wednesday, June 16, 2021, at 8:30 A.M. Mountain Time. The Annual Meeting is being held for the purposes listed below:

AGENDA

1.	Elect the two Class II members of Antero Resources Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero’s 2024 Annual Meeting of Stockholders,
2.	Ratify the appointment of KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2021,
3.	Approve, on an advisory basis, the compensation of Antero’s named executive officers,
4.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE

April 20, 2021

By order of the Board of Directors,

Glen C. Warren, Jr.

President, Chief Financial Officer and Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 20, 2021, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each stockholder. Beginning on April 28, 2021, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021:

This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) are available on our website free of charge at www.anteroresources.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	DURING THE ANNUAL MEETING Vote online during the Annual Meeting. See page 8 of the Proxy Statement for instructions on how to attend online

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PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read this entire Proxy Statement before voting.

Corporate Responsibility

Human Capital

The largest contribution in making us a responsible and sustainable company comes from our talented and experienced employees. We encourage our employees to embrace the below values and work every day to make these values apparent in all that we do.

•	The safety and security of our people and the integrity of our operations are among our top priorities. When it comes to our health and safety compliance program, we seek to protect our workforce and the communities in which we operate by setting a goal of zero incidents, zero harm, and zero compromise. We have well-developed and thoughtful processes for identifying and mitigating safety risks:

	○	Identification – behavior-based safety programs, job safety analysis, emergency response drills and contractor vetting through a reputable third-party vendor

	○	Mitigation – contractor safety improvement plans, root cause analyses, risk ranking/mitigation reviews for every project, pre-job safety startup reviews, and a library of over 30 individual training courses

•	We seek to promote a culture of best-in-class ethical business practices. Doing the right thing is essential to our culture, and we communicate to our employees that it is essential to their, and our, long-term success.

	○	We conduct an annual, company-wide ethics and compliance training program that covers, among other things, ethical business practices, insider trading, and anti-discrimination and anti-harassment

•	Our success as a company is not measured only by our financial results but also by how we treat our employees. We seek to help our people enjoy healthier lives, achieve educational goals, and pursue economic opportunities for themselves and their families by offering competitive compensation and benefits.

○	Healthcare coverage – medical and prescription, dental and vision

○	Financial assistance – health savings accounts, dependent care flexible spending account coverage and 401(k) plan with matching

○	Insurance – basic life, accidental death and disability, short-term disability and long-term disability coverage

○	Lifestyle – employee assistance program, holidays and personal choice days, paid vacation and sick leave, company-paid parental leave, subsidized gym memberships and free parking and public transportation

•	We respect human rights and promote them in our supply chain by, among other things, adhering to our internal policies, including:

○	Supplier Code of Conduct – promotes the fair and ethical treatment of suppliers, contractors, independent consultants and other parties that Antero works with through a set of guidelines focusing on equal opportunity, workplace safety, compensation and protection of proprietary information
○	Human, Labor and Indigenous Rights Policy – promotes respect of human rights through compliance with applicable national and local laws as well as material trends and norms with respect to compensation, discrimination, health and safety, community and indigenous peoples

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Diversity

•	24% of our workforce are women
•	Two out of seven independent directors (or 29%) are women
•	22% of directors, senior vice presidents, and vice presidents, including the Chief Accounting Officer, General Counsel, Senior Vice President of Operations and Vice President of Geology, are women
•	Adopted a Diversity and Inclusion Policy that promotes diversity and equal opportunity in selecting employees and candidates for Board service and prohibits all forms of unlawful discrimination based on, among other things, race, religion, sex and gender by requiring individuals of all backgrounds, skills and viewpoints to be considered for Board service and as candidates for employment

Governance

•	Independent lead director
•	Seven out of nine directors (or 78%) are independent
•	All committees are chaired by and composed entirely of independent directors
•	Formed the Environment, Sustainability and Social Governance (ESG) Committee of the Board to guide and govern ESG initiatives
•	Proactive engagement with stockholders regarding ESG performance and management compensation
•	Prohibition on hedging or pledging stock
•	Robust stock ownership guidelines for executives and directors
•	Average director tenure is 7.5 years
•	Directors range from 56 to 76 years old

Safety and Sustainability(1)

•	100% of fresh water used was transported by pipeline
•	83% of total produced water generated was reused in 2020
•	Reduced greenhouse gas (“GHG”) emission intensity as compared to third-party reported industry averages and prior years of operations

(1)	Data retrieved from 2019 sustainability reports or calculated from 2019 sustainability and public disclosures. Antero Resources’ and Antero Midstream’s emission intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s methane leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

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•	One of the lowest methane leak loss rates in the industry
•	Water pipeline use eliminated 471,000 truck trips in 2020
•	31% of total water used is recycled and reused water
•	One of the lowest lost time incident rates in the industry (0.0484% in 2020)
•	4,366 employee safety training hours in 2020
•	We encourage you to visit https://www. anteroresources.com/sustainability/founders-message for more information regarding strides made with respect to sustainability and performance

Community Engagement

•	Through the Antero Foundation, Antero and Antero Midstream Corporation (“Antero Midstream”):
○	Donated more than $680,000 in philanthropic and community giving in 2020

○	Logged 748 community service hours in 2020 (curtailed due to COVID-19) (3,287 in 2019)

○	Contributed meaningful regional employment opportunities

○	Provided regulatory compliance programs and workshops for contractors

○	Donated much-needed funds and equipment to healthcare providers in response to the COVID-19 pandemic

2020 Business Performance Highlights

During 2020, we focused on reducing outstanding debt, opportunistically disposed of assets pursuant to an asset sale program, reducing drilling and completion capital spending, and focused on well cost reductions.

Debt Reduction. We addressed near-term bond maturities and reduced absolute debt by over $750 million year-over-year.

Asset Sales. Since December 2019, we have closed $751 million in asset sales, including: (i) selling Antero Midstream stock ($100 million); (ii) completing an overriding royalty transaction ($402 million); (iii) entering into a volumetric production payment agreement ($220 million); and (iv) effecting certain hedge monetizations ($29 million).

Drilling and Completion Spending. We reduced drilling and completion capital from $1.15 billion (initial 2020 budget) to $735 million.

Well costs. We reduced well costs over 30% from $970 per foot during the first quarter of 2019 to $675 per foot during the second half of 2020.

During 2020, Antero also saw a substantial increase in the market price of our common stock, which closed as low as $0.67 per share in April 2020, increasing to a closing price of $5.45 on December 31, 2020 and recently closing at $9.16 on April 22, 2021. Antero’s share price increased by 91% during 2020, from $2.85 per share on December 31, 2019 to $5.45 on December 31, 2020.

Investor Outreach

Antero and the Board value input from Antero’s stockholders and we are committed to maintaining an open dialogue to receive feedback on important items. In 2020, we continued to maintain open dialogue with our stockholders with regard to governance-related issues, including environmental and social matters and compensation.

Corporate Governance Highlights

In 2020, the Board, with guidance from the ESG committee, continued to focus on improving the Company’s social governance practices. For example, in 2020 we adopted the following new policies and codes of conduct, which are available on the Company’s website:

•	Diversity and Inclusion Policy
•	Supplier Code of Business Conduct and Ethics
•	Human, Labor and Indigenous Rights Policy

Executive Compensation Highlights

Below is a summary of key components and decisions regarding our executive compensation program for 2020:

•	Long-term incentive compensation awards are 50% performance-based for our Chief Executive Officer and Chief Financial Officer based on rigorous absolute and relative TSR performance hurdles.

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•	Long-term incentive compensation awards for our Chief Executive Officer and Chief Financial Officer were delayed from April 2020 to July 2020 due in part to the impact of COVID-19 on the market and the depressed stock price, but the Company has returned to the historic April grant cycles for 2021. The long-term incentive values for the Chief Executive Officer and President were significantly lower in 2020 relative to prior years to account for stockholder value loss resulting from COVID-19. This resulted in total compensation levels that are in the bottom quartile of the Company’s peers.
•	Long-term incentive compensation awards vest over periods of several years to reward sustained Company performance over time.
•	No annual incentive plan metrics were approved in 2020 in light of unstable market conditions, largely due to COVID-19. Following the end of the year the Compensation Committee performed a subjective and fullsome assessment of our Named Executive Officers’ performance in 2020. The Compensation Committee determined that our Named Executive Officers made strategic financial and operational decisions that significantly improved our stock price during 2020, warranting a bonus of 115% of targeted levels. The use of metrics has been reinstated for 2021.
•	Base salary levels for the Named Executive Officers were not increased in 2020, as was the case to 2018 and 2019 for our Chief Executive Officer and President.
•	Performance awards with a performance period ending in 2020 paid out at 0% of target.
•	Each of the Named Executive Officers is employed at-will and none of the Named Executive Officers is party to an employment agreement, severance agreement or change in control agreement.

Current Directors and Board Nominees(1)

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG
Paul M. Rady Age: 67	Class I Director Chairman of the Board and Antero’s Chief Executive Officer	2004
Glen C. Warren, Jr. Age: 68	Class I Director Antero’s President, Chief Financial Officer and Secretary	2004
Thomas B. Tyree, Jr. Age: 60	Class I Director Chief Executive Officer of Extraction Oil & Gas, Inc. and Chairman of Northwoods Energy LLC	2019
W. Howard Keenan, Jr. Age: 70	Class II Director Nominee Member of Yorktown Partners LLC	2004
Paul J. Korus Age: 63	Class II Director Retired Senior Vice President and Chief Financial Officer of Cimarex Energy	2018
Jacqueline C. Mutschler Age: 59	Class II Director Nominee Independent Executive Consultant	2020
Robert J. Clark Age: 76	Class III Director Chairman of 3 Bear Energy, LLC	2013
Benjamin A. Hardesty Age: 71	Class III Director, Lead Director Owner of Alta Energy LLC	2013
Vicky Sutil Age: 56	Class III Director Independent Director, Delek US Holdings, Inc.	2019

Chairperson
(1)	Effective April 30, 2021, Glen C. Warren, Jr. will retire from the Board and as an officer of Antero Resources and Antero Midstream. In connection with the Annual Meeting, Paul J. Korus will retire from the Board. Following the effectiveness of each retirement, the size of the Board will be reduced to eight members and seven members, respectively.

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Safety and Environmental Highlights(1)

We were recently named as one of Newsweek’s Top 400 Most Responsible Companies, where we finished with one of the highest environmental score among our industry peers. In addition, we continue to be an industry leader with one of the lowest rates for both lost time injuries and Occupational Health and Safety Administration recordable injuries. For 2020, we and our contractors experienced a combined lost time incident rate (LTIR) of 0.0484%, which is 83.75% lower than the U.S. onshore oil and gas average of 0.32% (data provided by International Supplier Network).

In 2020, we demonstrated peer-leading performance in our GHG intensity and methane leak loss rate, and we continue to have one of the lowest GHG intensities and methane leak loss rates in the industry.

We are an active member of the U.S. EPA Natural Gas STAR program, ONE Future, The Environmental Partnership, and the Colorado State University’s Methane Emissions Technology Evaluation Center. Our participation in these organizations and programs provides us with additional information and resources as we continue our efforts to reduce GHG emissions. As a result of our fresh water pipeline infrastructure, Antero Midstream eliminated 471,000 water truck trips in 2020, leading to reduced GHG emissions. Antero Resources and Antero Midstream recycled and reused 83% of flow-back and produced water in 2020 and decreased fresh water usage by 73% in 2020, compared to 55% in 2019.

(1)	Data retrieved from 2019 sustainability reports or calculated from 2019 sustainability and public disclosures. Antero Resources’ and Antero Midstream’s intensity is based on the total GHG emissions reported to the EPA under Subpart W of the Greenhouse Gas Reporting Rule Program. Antero Resources’ and Antero Midstream’s leak loss rate performance is derived from average data derived from OneFuture. GHG intensity includes companies’ midstream and/or downstream operations.

2021 Annual Meeting of Stockholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Resources Corporation (“Antero” or the “Company”) for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held online on Wednesday, June 16, 2021, at 8:30 A.M. Mountain Time. The record date for the Annual Meeting is April 20, 2021.

Online Meeting

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting virtually because we believe a virtual format facilitates stockholder attendance and participation. This format empowers stockholders around the world to participate at no cost. We have designed the virtual format to enhance stockholder access and participation and to protect stockholder rights. For example:

•	We Encourage Questions. Stockholders have multiple opportunities to submit questions for the meeting. Stockholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.anteroresources.com/investors as soon as practical.

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•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay, final report of the inspector of election, and answers to all appropriate questions asked by stockholders in connection with the Annual Meeting will be posted to our Investor Relations website at www.anteroresources.com/investors.
•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

Meeting Admission

You are entitled to attend and participate in the virtual Annual Meeting only if you were a stockholder as of the close of business on April 20, 2021 or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder, you may still view the meeting after the recording has been posted on our Investor Relations website.

Attending Online. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/ AR2021.

To attend online and participate in the Annual Meeting, stockholders of record must use their control number on their Notice of Internet Availability (the “Notice”) or proxy card to log into www.virtualshareholdermeeting.com/AR2021. For beneficial stockholders who do not have a control number, instructions to gain access to the meeting may be provided on the voting instruction card provided by their broker, bank, or other nominee.

Stockholders of record—those holding shares directly with American Stock Transfer and Trust Company LLC—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 A.M. Mountain Time. We will have technicians ready to assist if you have difficulties accessing the virtual meeting during the check-in time or during the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call: if in the United States, toll-free at (844) 986-0822; or if international, (303) 562-9302.

Asking Questions. Stockholders who wish to submit a question in advance may do so on our Annual Meeting website, www.virtualshareholdermeeting.com/AR2021, which will be open 15 minutes prior to the start time of the Annual Meeting. Stockholders also may submit questions live during the meeting. We plan to reserve up to 20 minutes for appropriate stockholder questions to be read and answered by Company personnel during the meeting. Stockholders can also access copies of this Proxy Statement and annual report at our Annual Meeting website. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting.

Voting Before or During the Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/AR2021 to vote during the meeting. If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

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•	Online. Submit a proxy electronically using the website listed on the Notice. Please have the Notice handy when you log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 15, 2021.

•	By Telephone. Request the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 15, 2021.

•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person Online. If you are a registered stockholder and you attend the Annual Meeting online, you can vote via the Internet during the meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/AR2021 to vote during the meeting.

If you are a beneficial stockholder (meaning your shares are held in “street name” by a broker or bank as of the record date), you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 301,900,695 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to our Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

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ITEM ONE:	ELECTION OF DIRECTORS

The Board is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. As previously disclosed, Glen C. Warren, Jr. will retire from the Board effective April 30, 2021 and Paul J. Korus will not stand for re-election and will also retire from the Board in connection with the Annual Meeting. Following the effectiveness of each retirement, the size of the Board will be reduced to eight members and seven members, respectively. We do not intend to fill the vacant seats at the Annual Meeting. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class II directors of Antero, with terms to expire at the 2024 Annual Meeting of Stockholders, barring an earlier resignation or removal:

•	W. Howard Keenan, Jr.
•	Jacqueline C. Mutschler

Both nominees currently serve as Class II directors of Antero. Their biographical information is contained in “Directors” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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DIRECTORS

We were originally formed in 2004 as Antero Resources II Corporation. Through a series of internal reorganization transactions, Antero Resources II Corporation’s successor and certain of its affiliates were merged with and into Antero Resources Appalachian Corporation. That entity was renamed Antero Resources Corporation in June 2013 in connection with our initial public offering.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero director and director nominee. In some cases, references to our directors’ tenure with Antero date back to our original formation in 2004.

Each of the Class II directors is up for reelection at the Annual Meeting, except for Paul J. Korus, who will retire from the Board in connection with the Annual Meeting. Effective April 30, 2021, Glen C. Warren, Jr. will retire from the Board, and as an officer, of Antero Resources. Following the effectiveness of each retirement, the size of the Board will be reduced to eight members and seven members, respectively.

Class I Directors

Paul M. Rady Age: 67 Director Since: 2004 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Chief Executive Officer, Chairman and Co-Founder
•	Serves as Chief Executive Officer and Chairman of the Board of Directors of Antero Midstream
•	Will also serve as President of Antero Resources Corporation and Antero Midstream Corporation beginning on April 30, 2021 following Mr. Warren’s retirement
•	Served as Chief Executive Officer and Chairman of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream; Antero Midstream Partners LP (until March 2019)

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Glen C. Warren, Jr. Age: 65 Director Since: 2004 President, Chief Financial Officer and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Until his retirement from Antero Resources on April 30, 2021, served as President, Chief Financial Officer and Co-Founder
•	Served as President and Chief Financial Officer and as a director of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Until his retirement from Antero Midstream on April 30, 2021, served as President and Secretary and as a member of the Board of Directors of Antero Midstream • Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc., and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream; Antero Midstream Partners LP (until March 2019)

Thomas B. Tyree, Jr. Age: 60 Director Since: 2019 Committee Memberships: Audit Committee, Compensation Committee, Nominating & Governance Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Chief Executive Officer of Extraction Oil & Gas, Inc., an upstream oil and gas company, since its emergence from Chapter 11 bankruptcy in January 2021, and previously served as Executive Chairman starting in March 2020
•	Chairman of Northwoods Energy LLC, an upstream oil and gas company that he co-founded in 2018
•	From 2006 to 2016, served as President, Chief Financial Officer and as a Director of Vantage Energy, LLC
•	From 2003 to 2006, served as Chief Financial Officer of Bill Barrett Corporation
•	Began his career as an investment banker at Goldman, Sachs & Co. from 1989 to 2003

Has significant experience in the oil and gas industry over several decades.

Other Public Company Boards:

•	Extraction Oil & Gas, Inc.; Bonanza Creek Energy, Inc. (until March 2020)

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Class II Directors

W. Howard Keenan, Jr. Age: 70 Director Since: 2004 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Midstream

Has over 40 years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc.; Brigham Minerals, Inc.; Antero Midstream; Ramaco Resources, Inc. (until June 2019); Antero Midstream Partners LP (until March 2019); Concho Resources (until 2013); Geomet Inc. (until 2012)

Jacqueline C. Mutschler

Age: 59

Director Since: 2020

Committee Memberships: Audit Committee, Nominating & Governance Committee, Conflicts Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Independent Executive Consultant for the energy and technology sectors since 2014
•	Member of Weir Group plc Technology Advisory Board from 2015 to 2017
•	From 2006 until retirement in 2014, served as Senior Vice President and Head of Exploration and Production Technology at BP, PLC
•	Held BP Vice President domestic and international roles between 2001 and 2006, including U.S. unconventional gas production
•	From 1986 to 2001, held production management, financial business planning and geophysical roles for BP Onshore U.S. and Gulf of Mexico businesses

Has over 30 years of experience in the oil and natural gas industry, including 28 years with BP plc.

Other Public Company Boards:

•	Weatherford International plc

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Paul J. Korus Age: 64 Director Since: 2018 Committee Memberships: Audit Committee (chair), Compensation Committee, Nominating & Governance Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Senior Vice President and Chief Financial Officer of Cimarex Energy, an exploration & production company with operations in Oklahoma, Texas and New Mexico, from 2002 until retirement in 2015
•	Senior Vice President and Chief Financial Officer of Key Production Company, an exploration and production company, from 1999 to 2002, when it was acquired by Cimarex Energy
•	Senior Research Analyst with Petrie Parkman & Co. before merger with Merrill Lynch
•	Previously served as Chairman of the University of North Dakota business school advisory counsel

Has over 35 years of experience in the oil and natural gas industry.

Other Public Company Boards:

•	Whiting Petroleum Corporation, PDC Energy, Inc., SRC Energy Inc. (until January 2020), Antero Midstream Partners LP (until March 2019)

Class III Directors

Robert J. Clark

Age: 76

Director Since: 2013

Committee Memberships: Compensation Committee (chair), Nominating & Governance Committee, Conflicts Committee (chair), Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Chairman of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013, and Chief Executive Officer of 3 Bear Energy, LLC until 2019
•	Formed, operated and subsequently sold Bear Tracker Energy in 2013 (to Summit Midstream Partners, LP); a portion of Bear Cub Energy in 2007 (to Regency Energy Partners, L.P.), and the remaining portion in 2008 (to GeoPetro Resources Company); and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.)
•	Member of the Board of Directors of Children’s Hospital Colorado Foundation, the Boys and Girls Club of Metro Denver, and Judi’s House, a Denver charity for grieving children and families

Has significant experience with energy companies, with over 45 years of experience in the industry.

Other Public Company Boards:

•	N/A

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Benjamin A Hardesty (Lead Director)

Age: 71

Director Since: 2013

Committee Memberships: Nominating & Governance Committee (chair), Audit Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010
•	President of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of natural gas in North America, from September 2007 until retirement in May 2010. Joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007
•	Member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013
•	Member of the Board of Directors of KLX, Inc. from 2014 until its sale to The Boeing Company in 2018
•	Member of the Board of Directors of KLX Energy Services Holdings, Inc. from 2018 until its merger with Quintana Energy Services in 2020
•	From 1982 to 1995, served successively as vice president, executive vice president and president of Stonewall Gas Company, and from 1978 to 1982, served as vice president, operations of Development Drilling Corp.
•	Served as an active duty officer in the U.S. Army Security Agency for two years and as a reserve officer
•	Director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia
•	Trustee and past chairman of the Nature Conservancy of West Virginia and a member of the Board of Directors of the West Virginia Chamber of Commerce
•	Serves as a member of the Visiting Committee of the West Virginia School of Petroleum and Natural Gas Engineering Department of Statler College of Engineering and Mineral Resources at West Virginia University
Has significant experience in the oil and natural gas industry, including in Antero’s areas of operation.

Other Public Company Boards:

•	KLX Energy Services Holdings, Inc. (until August 2020); KLX Inc. (until October 2018)

Vicky Sutil Age: 56 Director Since: 2019 Committee Memberships: Environment, Sustainability and Social Governance (ESG) Committee (chair), Compensation Committee, Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	From July 2017 to January 2020, worked with SK E&P Company focusing on strategic planning
•	From 2014 to 2016, served as Vice President of Commercial Analysis for CRC Marketing, Inc.
•	From 2000 to 2014, worked with Occidental Petroleum Corporation in different capacities, including roles in corporate development, mergers and acquisitions and financial planning
•	Other experience includes ARCO Products Company and Mobil Oil Corporation working as a project engineer and business analyst in the refining and marketing divisions

Has significant experience in the oil and gas industry, including a background in corporate development, commercial negotiations, corporate planning and project management.

Other Public Company Boards:

•	Delek US Holdings, Inc.; Plains All American Pipeline, L.P. (until 2015); Plains GP Holdings, L.P. (until 2015)

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EXECUTIVE OFFICERS

The table below sets forth the name, age and principal position of each of our executive officers as of December 31, 2020. Effective April 30, 2021, Glen C. Warren, Jr. will retire as President, Chief Financial Officer and Secretary of Antero Resources and President and Secretary of Antero Midstream. Mr. Warren will also step down from the board of directors of both companies as of the same date. Effective upon Mr. Warren’s retirement, (i) Paul M. Rady, currently Chairman and Chief Executive Officer of Antero Resources and Antero Midstream, will also be named President of Antero Resources and Antero Midstream and (ii) Michael N. Kennedy, currently Senior Vice President of Finance at Antero Resources and Antero Midstream and Chief Financial Officer of Antero Midstream, will be named Chief Financial Officer of Antero Resources, will cease to be the Chief Financial Officer of Antero Midstream and will continue to serve as Senior Vice President of Finance of Antero Midstream and Senior Vice President of Finance of Antero Resources. Also effective upon Mr. Warren’s retirement, Mr. Kennedy will be appointed to the board of directors of Antero Midstream (the “Antero Midstream Board”).

Name	Age	Principal Position
Paul M. Rady	67	Chief Executive Officer and Chairman
Glen C. Warren, Jr.	65	President, Chief Financial Officer and Director
Alvyn A. Schopp	62	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	46	Senior Vice President—Finance
W. Patrick Ash	42	Senior Vice President—Reserves, Planning and Midstream

Biographical information for Messrs. Rady and Warren is set forth under “Directors” above. References to a position held by one of the below officers at “Antero” means that the person held such position at Antero Resources Corporation, Antero Midstream, the general partner of Antero Midstream GP LP, and the general partner of Antero Midstream Partners LP, as applicable.

Alvyn A. Schopp has served as Antero’s Chief Administrative Officer and Regional Senior Vice President since January 2020, prior to which he served as Antero’s Chief Administrative Officer, Regional Senior Vice President and Treasurer beginning in February 2014. Mr. Schopp has also served as Antero’s Vice President of Accounting and Administration and Treasurer from January 2005 to September 2013, as Antero’s Controller and Treasurer from 2003 to 2005 and as Vice President of Accounting and Administration and Treasurer of Antero’s predecessor company from January 2005 until its sale to XTO Energy, Inc. in April 2005. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix, Inc. From 1980 to 1993 Mr. Schopp was with KPMG. As a Senior Manager with KPMG, he maintained an extensive energy and mining practice. Mr. Schopp holds a B.B.A. from Drake University.

Michael N. Kennedy has served Antero Resources Corporation’s Senior Vice President of Finance and as Antero Midstream’s Chief Financial Officer, since the closing of Antero Midstream’s simplification transactions (the “Simplification Transactions”) in March 2019. Prior to the Simplification Transactions, Mr. Kennedy served as Antero Midstream’s Chief Financial Officer and Antero Resources Corporation’s Senior Vice President of Finance beginning in January 2016, prior to which he served as Vice President of Finance beginning in August 2013. Mr. Kennedy was Executive Vice President and Chief Financial Officer of Forest Oil Corporation (“Forest”) from 2009 to 2013. From 2001 until 2009, Mr. Kennedy held various financial positions of increasing responsibility within Forest. From 1996 to 2001, Mr. Kennedy was an auditor with Arthur Andersen focusing on the Natural Resources industry. Mr. Kennedy holds a B.S. in Accounting from the University of Colorado at Boulder.

W. Patrick Ash has served as Antero’s Senior Vice President – Reserves, Planning & Midstream, since June 2019, prior to which he served as Vice President of Reservoir Engineering and Planning beginning in December 2017. Prior to joining us, Mr. Ash was at Ultra Petroleum Corp. (“Ultra”) for six years in management positions of increasing responsibility, most recently serving as Vice President, Development, including during and after Ultra’s bankruptcy proceedings in 2016, from which it emerged in 2017. In this position he led the reservoir engineering, geoscience, and corporate engineering groups. From 2001 to 2011, Mr. Ash served in engineering roles at Devon Energy Corporation, NFR Energy LLC and Encana Corporation. Mr. Ash holds a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. from Washington University in St. Louis.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to stockholders. Antero’s Corporate Governance Guidelines include provisions concerning the following:

•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of the Chairman of the Board and the Lead Director;
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	stockholder communications with directors;
•	committee functions, committee charters, and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero’s website at www.anteroresources.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero and are independent as defined by NYSE listing standards: Messrs. Clark, Hardesty, Keenan, Korus, Tyree and Mmes. Mutschler and Sutil. Neither Mr. Rady, Antero’s Chief Executive Officer, nor Mr. Warren, Antero’s President and Chief Financial Officer, is considered by the Board to be an independent director.

Director Independence

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Board Leadership Structure

Antero does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero faces. Accordingly, the Board believes it is in the best position to evaluate Antero’s needs and to determine how best to organize Antero’s leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he brings both as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and Chief Executive Officer at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero’s success or failure. Moreover, because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero.

The Nominating & Governance Committee reviews this leadership structure every year. The Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero’s directors, the non-management directors meet regularly in executive sessions.

The Corporate Governance Guidelines permit the Board, on the recommendation of the Nominating & Governance Committee, to choose a Lead Director to preside at these executive sessions. As the Lead Director, Mr. Hardesty provides, in conjunction with the Chairman, leadership and guidance to the Board. He also chairs executive sessions of the non-management directors and establishes the agenda for these meetings.

How Director Nominees are Selected

Renominating incumbent directors

Before recommending to the Board that an existing director be nominated for reelection at the annual meeting of stockholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

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Appointing new directors and filling vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers diversity along with other factors when reviewing director candidates.

The Board created a detailed matrix to formalize the process of selecting new directors. The matrix pinpoints:

•	areas where the current Board is strong,
•	areas where the current Board could be enhanced, and
•	qualities that all of Antero’s directors should have.

As of the date hereof, the Board (which includes Mr. Warren and Mr. Korus) embodied a diverse set of experiences, qualifications, attributes, and skills, as shown below (which amounts include Messrs. Warren and Korus):

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero’s stockholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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Board’s Role in Risk Oversight

In the normal course of its business, Antero is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rate risks, technical risks affecting Antero’s resource base, political risks, and credit and investment risk. At least annually, our Board receives updates from management regarding information security, cyber security and data security risks in connection with Antero’s Enterprise Risk Management program. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero’s compensation policies and practices.

Environment, Sustainability and Social Governance (ESG) Committee

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on, and oversees Antero’s risk management policies related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero and Antero Midstream.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

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Meetings

The Board held 11 meetings in 2020. The then-serving outside directors held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective period he or she served.

Pursuant to Antero’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Stockholders. All of the then-serving members of the Board attended the 2020 Annual Meeting.

Interested Party Communications

General Communications

Stockholders and other interested parties may communicate with us by writing to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer of Antero, the Chief Administrative Officer also may forward the communication to the executive officer or the chair of the applicable committee.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances.

Antero’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero’s policies or our Corporate Code of Business Conduct and Ethics.

Insider Trading Policy

Antero’s Insider Trading Policy, which applies to Antero’s employees, officers, and directors, prohibits hedging of Antero securities and engaging in any other transactions involving Antero-based derivative securities, regardless of whether the covered person is in possession of material, non-public information, except with regard to the vesting of securities acquired pursuant to Antero’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero. Antero’s Insider Trading Policy also prohibits purchasing Antero common stock on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero securities.

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Available Governance Materials

The following materials are available on Antero’s website at www.anteroresources.com under “Investors” and then “Governance—Governance Documents.”

•	Certificate of Incorporation of the Company;
•	Bylaws of the Company;
•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Environment, Sustainability and Social Governance (ESG) Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines;
•	Human, Labor and Indigenous Rights Policy;
•	Diversity and Inclusion Policy;
•	Supplier Code of Conduct; and
•	Whistleblower Policy.

Stockholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of Antero’s website.

BOARD COMMITTEES

General

The Board had five standing committees in 2020: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Conflicts Committee and the Environment, Sustainability and Social Governance (ESG) Committee. The charters of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Environment, Sustainability and Social Governance (ESG) Committee are available on Antero’s website at www.anteroresources.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. There were no ad hoc committees in 2020.

Audit Committee

Current Members*: Paul J. Korus (chair), Benjamin A. Hardesty, Jacqueline C. Mutschler, Thomas B. Tyree, Jr.

Number of meetings in 2020: 5

The Audit Committee oversees, reviews, acts on, and reports to the Board on various auditing and accounting matters, including:

•	the selection of Antero’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero’s independent accountants, and
•	Antero’s accounting practices.

In addition, the Audit Committee oversees Antero’s compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters.

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Rules implemented by the NYSE and the Securities and Exchange Commission (“SEC”) require Antero to have an audit committee composed of at least three directors who meet particular independence and experience standards. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members. In addition, due to Mr. Korus’ substantial financial experience (based on his extensive background in technical accounting and auditing matters as the former Chief Financial Officer of Cimarex Energy), the Board believes each of Mr. Korus and Mr. Tyree is an “audit committee financial expert” as defined in SEC rules.

*	Mr. Korus is not up for reelection and will no longer hold the position of chair of the Audit Committee following the Annual Meeting.

Compensation Committee

Current Members*: Robert J. Clark (chair), Paul J. Korus, Vicky Sutil, Thomas B. Tyree, Jr.

Number of meetings in 2020**: 11

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero’s incentive compensation and benefit plans, and reviews and recommends to the Board for approval the compensation of our non-employee directors.

Rules implemented by the NYSE require Antero to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero executive officer serves on the board of directors of a company that has an executive officer who serves on the Board.

*	Mr. Korus is not up for reelection and will no longer serve on the Compensation Committee following the Annual Meeting.
**	Includes joint meetings with the compensation committee of Antero Midstream Corporation.

Nominating & Governance Committee

Current Members*: Benjamin A. Hardesty (chair), Robert J. Clark, W. Howard Keenan, Jr., Paul J. Korus, Jacqueline C. Mutschler, Vicky Sutil, Thomas B. Tyree, Jr.

Number of meetings in 2020**: 6

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero’s internal corporate governance processes, and directs all matters relating to the succession of Antero’s Chief Executive Officer.

Rules implemented by the NYSE require Antero to have a nominating & governance committee composed entirely of independent directors. All members of the Nominating & Governance Committee meet the NYSE’s independence standards.

*	Jacqueline C. Mutschler and Thomas B. Tyree, Jr. were appointed to the Nominating & Governance Committee effective January 1, 2021. Mr. Korus is not up for reelection and will no longer serve on the Nominating & Governance Committee following the Annual Meeting.
**	Includes joint meetings with the nominating & governance committee of Antero Midstream Corporation.

Conflicts Committee

Current Members*: Robert J. Clark (chair), Paul J. Korus, Jacqueline C. Mutschler, Thomas B. Tyree, Jr.

Number of meetings in 2020: None

The Conflicts Committee assists the Board in investigating, reviewing and evaluating certain potential conflicts of interest, including those between Antero and Antero Midstream, and carries out any other duties delegated by the Board that relate to potential conflict matters.

*	Benjamin A. Hardesty served on the Conflicts Committee through April 8, 2020. Mr. Korus is not up for reelection and will no longer serve on the Conflicts Committee following the Annual Meeting.

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Environment, Sustainability and Social Governance (ESG) Committee

Current Members: Vicky Sutil (chair), Robert J. Clark, Benjamin A. Hardesty, Jacqueline C. Mutschler

Number of meetings in 2020*: 3

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on, and oversees Antero’s risk management policies related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, and advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

During 2020, the Environment, Sustainability and Social Governance (ESG) Committee reviewed the Company’s ESG practices and procedures.

Following such review, the Company published its 2020 Corporate Sustainability Report, which is available at https://www.anteroresources.com/ community-sustainability, and the Company adopted a Diversity and Inclusion Policy, a Supplier Code of Business Conduct and Ethics and a Human, Labor and Indigenous Rights Policy, all of which are available at https://www.anteroresources.com/investors/ corporate-governance/governance-documents. The Environment, Sustainability and Social Governance (ESG) Committee will continue to advise the Board on ESG matters.

*	The Board established the Environment, Sustainability and Social Governance (ESG) Committee as a standing committee of the Board in April 2020.

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation on a periodic basis and recommends it to the Board for approval.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero as employees is disclosed in the Summary Compensation Table.

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Annual Cash Retainers

The non-employee directors received the following cash compensation for their services during the 2020 fiscal year, prorated for a partial year of service:

Recipient	Amount
Non-employee director	$70,000
Lead Director	$25,000
Audit Committee:
Chairperson	$20,000
Other members	$7,500
Compensation Committee:
Chairperson	$15,000
Other members	$5,000
Nominating & Governance Committee:
Chairperson	$15,000
Other members	$5,000
Conflicts Committee:
Chairperson	$5,000
Other members	$5,000
Environment, Sustainability & Social Governance (ESG) Committee:
Chairperson	$15,000
Other members	$5,000

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock. For 2020, the directors who are members of committees of the Board were eligible to receive meeting fees of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year (up to a maximum of $22,500 per committee). Directors are also reimbursed for reasonable expenses incurred (i) to attend meetings and activities of the Board or its committees, and (ii) to facilitate participation in general education and orientation programs for directors.

Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $200,000, subject to the terms and conditions of the Antero Resources Corporation 2020 Long-Term Incentive Plan (“AR LTIP”) and the award agreements pursuant to which such awards are granted. These awards are granted in arrears on a quarterly basis such that each grant has a grant date fair value of approximately $50,000. In light of market conditions, the Board did not grant any stock-based compensation for the first quarter of 2020.

Under our stock ownership guidelines, each of our non-employee directors is required to own shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer within five years of being appointed to the Board. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. All of the directors who are subject to this requirement and who have been on the Board for at least five years are in compliance with the ownership guidelines.

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Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2020.

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Robert J. Clark	98,750	150,001	248,751
Benjamin A. Hardesty	117,500	150,001	267,501
W. Howard Keenan, Jr.	75,000	150,001	225,001
Paul J. Korus(3)	102,500	150,001	252,501
Vicky Sutil	91,250	146,739	237,989
Thomas B. Tyree, Jr.	87,500	146,739	234,239
Jacqueline C. Mutschler(3)	83,125	100,101	183,126
Joyce E. McConnell(3)	18,750	50,000	68,750
(1)	Includes annual cash retainer, committee fees, committee chair fees and meeting fees earned by each non-employee director during fiscal 2020, as more fully explained above.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AR LTIP to each non-employee director during fiscal year 2020, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards. Each of Messrs. Clark, Hardesty and Keenan holds 3,003 exercisable stock options, in each case, previously granted to such director under the Antero Resources Corporation Long-Term Incentive Plan (the “Prior LTIP”).
(3)	Ms. McConnell resigned from the Board effective March 1, 2020, and Ms. Mutschler was appointed to the Board effective March 31, 2020. Mr. Korus is not up for reelection and will no longer serve on the Board following the Annual Meeting.

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2021. KPMG LLP has audited Antero’s and its predecessor’s financial statements since 2003. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero’s annual consolidated financial statements for the year ended December 31, 2020, on February 17, 2021.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for stockholders to communicate their views about an important aspect of corporate governance. If our stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero’s independent registered public accounting firm. Stockholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include: (i) overseeing the accounting and financial reporting process of Antero and audits of Antero’s financial statements (ii) the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero; (iii) pre-approving audit or non-audit services proposed to be rendered by Antero’s independent registered public accounting firm; (iv) annually reviewing the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero; (v) reviewing with management and the independent registered public accounting firm Antero’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vi) approving or ratifying certain related party transactions as set forth in Antero’s Related Persons Transactions Policy; (vii) reviewing with management Antero’s major financial risk exposures; (viii) assisting the Board in monitoring compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters; (ix) preparing the report of the Audit Committee for inclusion in Antero’s proxy statement; and (x) annually reviewing and reassessing its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero’s audited financial statements with management and the independent registered public accounting firm.

The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero’s audited financial statements for the year ended December 31, 2020, be included in the Form 10-K, which was filed with the SEC on February 17, 2021.

Members of the Audit Committee*:

Paul J. Korus (Chairman)

Benjamin A. Hardesty

Jacqueline C. Mutschler

Thomas B. Tyree, Jr.

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this Proxy Statement.

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero (in thousands):

	For the Years Ended December 31
	2019	2020
Audit Fees(1)
Audit and Quarterly Reviews	$1,495	$1,735
Other Filings	—	—
SUBTOTAL	1,495	1,735
Audit-Related Fees(2)	100	455
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,595	$2,190
(1)	Includes the audit of Antero’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero’s quarterly financial statements included in Quarterly Reports on Form 10-Q.
(2)	Represents fees related to other filings.

The charter of the Audit Committee and its pre-approval policy require the Audit Committee to review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2020, the Audit Committee approved all of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our stockholders. Our compensation program for 2020 was designed to be competitive with market practices and to align the interests of our Named Executive Officers with those of Antero and its stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2020. The Compensation Committee and the Board believe that our compensation practices for 2020 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers for 2020. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2020 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Antero Resources Corporation approve, on an advisory basis, the compensation of its named executive officers during 2020 as disclosed in the proxy statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2020 say-on-pay advisory vote;
•	Our 2020 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2021 executive compensation program; and
•	Pertinent executive compensation policies.

2020 Named Executive Officers

The table below sets forth the name and principal position of each of our 2020 Named Executive Officers. Effective April 30, 2021, Glen C. Warren, Jr. will retire as President, Chief Financial Officer and Secretary of Antero Resources and President and Secretary of Antero Midstream. Mr. Warren will also step down from the board of directors of both companies as of the same date. Effective upon Mr. Warren’s retirement, (i) Paul M. Rady, currently Chairman and Chief Executive Officer of Antero Resources and Antero Midstream, will also be named President of Antero Resources and Antero Midstream and (ii) Michael N. Kennedy, currently Senior Vice President of Finance at Antero Resources and Antero Midstream and Chief Financial Officer of Antero Midstream, will be named Chief Financial Officer of Antero Resources, will cease to be the Chief Financial Officer of Antero Midstream and will continue to serve as Senior Vice President of Finance of Antero Midstream and Senior Vice President of Finance of Antero Resources. Also effective upon Mr. Warren’s retirement, Mr. Kennedy will be appointed to the Antero Midstream Board.

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer and Regional Senior Vice President
Michael N. Kennedy	Senior Vice President—Finance
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream

2020 Say-on-Pay Advisory Vote

At the Company’s 2020 annual meeting, our stockholders were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by approximately 97% of the shares of common stock counted as present and entitled to vote at such meeting.

The Compensation Committee considered the results of the “Say on Pay” vote when evaluating the compensation of the Named Executive Officers in 2020. We have continued, and plan to continue, seeking to engage in stockholder outreach regarding executive compensation programs.

Compensation Philosophy and Objectives of Our Compensation Program

Since our inception, our compensation philosophy has been predominantly focused on recruiting individuals who are motivated to help us achieve superior performance and growth. Our company was founded by entrepreneurs whose strategy was to employ high-impact executives who are extremely

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effective at sparking superior performance with low overhead. These highly qualified and experienced individuals have contributed to the continued success of our Company. As a result of our historical emphasis on long-term equity-based compensation, as of April 22, 2021, our Named Executive Officers hold approximately 9.4% of our outstanding shares, which ensures they identify with the best interests of our stockholders.

We seek to attract, retain, and motivate exceptional executive talent by providing our executives with a competitive mix of fixed, time-based and performance-based compensation. Our performance-based compensation program focuses on motivating returns and value creation per share, disciplined capital investment, efficient operations, and generation of distributable cash flow. We believe our compensation philosophy and practices for 2020 promote a strong alignment between Named Executive Officer pay and Company performance, while providing our Compensation Committee with the flexibility necessary to ensure that compensation was appropriate for this anomalous year.

Compensation Best Practices

Our Compensation Committee is committed to maintaining compensation best practices and employing methods that motivate our executives create long-term value while minimizing risk to investors. The following table highlights the compensation best practices we followed during 2020 with respect to our Named Executive Officers:

What We Do
Use a representative and relevant peer group
Target reasonable compensation levels relative to peers with a focus on performance-based, at-risk components
Enforce robust minimum stock ownership guidelines
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Engage an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No excessive perquisites
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No reduction of the exercise price of an outstanding stock option without stockholder approval outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all elements of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves our peer group, the goals and objectives relevant to the compensation of the Chief Executive Officer and the other Named Executive Officers, as well as the executive compensation program as a whole, including performance goals for the annual cash incentive program, if applicable, and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the Chief Executive

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Officer and the Company’s President, Chief Financial Officer and Secretary (“President/CFO”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the Chief Executive Officer and the President/CFO.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect Company performance, retain each executive or provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses

Our Named Executive Officers provide services to us and to Antero Midstream Corporation (including its consolidated subsidiaries, as applicable, “Antero Midstream”). As a result, our Compensation Committee holds portions of its meetings jointly with the compensation committee of the Antero Midstream Board (the “AM Compensation Committee”). During these joint meetings in Spring 2020, the Compensation Committee and the AM Compensation Committee discussed and established each Named Executive Officer’s aggregate total compensation for services provided to both companies, including base salary, aggregate total target annual cash incentive value, and aggregate total target long-term incentive value. Performance metrics for each company’s annual cash incentive program, if applicable, and the terms and provisions of all long-term incentive awards granted by each company are established separately by each of our Compensation Committee and the AM Compensation Committee.

The percentage of all non-compensation general and administrative expenses reimbursed to us by Antero Midstream is calculated quarterly based on gross property and equipment, capital expenditure and labor costs, the last of which is calculated based on an estimate of how much time our employees spend providing services to Antero Midstream, in the aggregate, during each quarter (the “Reimbursement Percentage”). We pay all elements of cash compensation to, and provide all benefits for, our Named Executive Officers. The portion of each Named Executive Officer’s base salary that was reimbursed by Antero Midstream for 2020 was calculated using the average Reimbursement Percentage for each of the four quarters in 2020, which was 27.25% (the “2020 NEO AM Reimbursement Percentage”).

While our Compensation Committee remained in communication with the AM Compensation Committee regarding long-term incentive awards granted in 2020, each worked independently to determine the value appropriate for grant from each respective company. Our Compensation Committee and the AM Compensation Committee then met to make sure the individual long-term incentive awards combine to achieve an overall award level in line with each company’s compensation philosophy.

Antero Midstream also reimburses us for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites we provide to our Named Executive Officers that are attributable to services provided to Antero Midstream. This amount is calculated as the product of the total cost of such benefits and the 2020 NEO AM Reimbursement Percentage.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2020. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Midstream in 2020, please see the Proxy Statement filed by Antero Midstream on April 28, 2021.

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Role of Management

The Chief Executive Officer and the President/ CFO typically provide recommendations to the Compensation Committee and the AM Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the Chief Executive Officer and the President/CFO consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent, and independent oil and gas company compensation surveys. The Compensation Committee, in joint discussion with the AM Compensation Committee, considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2020, F.W. Cook:

•	Collected and reviewed all relevant Company information, including our historical compensation data and our organizational structure;
•	With input from management, confirmed the peer group of companies to use for executive compensation comparisons;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and other vice presidents and relative to our stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

F.W. Cook’s reports were provided to the Compensation Committee and the AM Compensation Committee in 2020 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee and the AM Compensation Committee. In early 2021, the Compensation Committee engaged Longnecker & Associates (“Longnecker”) to replace F.W. Cook as its independent compensation consultant. Longnecker was involved in decisions related to the 2020 annual cash bonus as well as changes to the 2021 compensation programs.

Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren, the Compensation Committee and the AR Compensation Committee used market compensation data provided by F.W. Cook to assess the total compensation levels of our Named Executive Officers relative to market. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in our Peer Group (described below) and of E&P companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2020 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

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Peer Group

F.W. Cook recommended, and after evaluation and discussion the Compensation Committee approved, a peer group for use in determining compensation for 2020 of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations. The peer group was modified during 2020 to more closely reflect the Company’s current market capitalization. We refer to the following 17 companies as the “Peer Group”:

2019-2020 APPROVED PEER GROUP

Company	Ticker
Cabot Oil and Gas Corporation	COG
Chesapeake Energy Corporation	CHK
Cimarex Energy Co.	XEC
CNX Resources Corporation	CNX
Continental Resources Corporation	CLR
Devon Energy Corporation	DVN
EQT Corporation	EQT
Gulfport Energy Corporation	GPOR.Q
Noble Energy, Inc.	NBL
Oasis Petroleum, Inc.	OAS
Parsley Energy, Inc.	PE
QEP Resources, Inc.	QEP
Range Resources Corporation	RRC
SM Energy Company	SM
Southwestern Energy Company	SWN
Whiting Petroleum Corporation	WLL
WPX Energy, Inc.	WPX

Positioning Versus Market

While we generally target the median of the Peer Group for each compensation element for our Named Executive Officers, in 2020, the Compensation Committee weighed this data less heavily, instead focusing on the most effective way to motivate our Named Executive Officers to successfully navigate the unique challenges posed by the COVID-19 pandemic and depressed oil and gas prices. This approach resulted in some compensation elements that were significantly above and some that were significantly below the median of our Peer Group in 2020. It has always been the case that compensation paid by other members of our Peer Group is only one of many factors considered by the Compensation Committee and the AR Compensation Committee when setting compensation levels for our Named Executive Officers.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2020 included the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Discretionary cash bonus	Cash	Discretion of Compensation Committee	Encourage short-term financial and operational performance
Long-term incentive awards	Performance share units	Three-year relative and absolute total stockholder return	Encourage performance that delivers value to, and direct alignment with, stockholders through stock price appreciation
	Restricted stock units	Two-, three- or four-year vesting	Provide an additional retention mechanism
	Cash retention awards	Two or three-year vesting	Provide an additional retention mechanism

With respect to the compensation attributable to services provided to us by our Named Executive Officers, the components of our Named Executive Officers’ compensation for 2020, calculated based on amounts reported for 2020 in the Summary Compensation Table below, were distributed as follows:

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee, in discussion with the AM Compensation Committee, also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed those responsibilities;
•	the scope of, and level of expertise and experience required for, the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee, in discussion with the AM Compensation Committee, considers our overall business performance and implementation of Company objectives when determining annual

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base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not increased if the Compensation Committee, in discussion with the AM Compensation Committee, believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

As a result of external market factors, in February 2020, the Compensation Committee determined that no changes should be made to the Named Executive Officers’ base salaries for the 2020 fiscal year. Accordingly, each Named Executive Officer was paid the same base salary in 2020 as he was paid in 2019. Messrs. Rady and Warren have not received an increase in base salary since 2017.

The table below reflects the portion of the base salary for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses” above.

Executive Officer	Allocated Base Salary
Paul M. Rady	$624,195
Glen C. Warren, Jr.	$469,238
Alvyn A. Schopp	$345,563
Michael N. Kennedy	$291,000
W. Patrick Ash	$265,538

Annual Cash Incentive Awards

Annual cash incentive awards paid based on pre-established metrics selected by the Compensation Committee and the AM Compensation Committee, which we also refer to as cash bonuses, have historically been a key component of each Named Executive Officer’s annual compensation package. However, in 2020 the Compensation Committee, in discussion with the AM Compensation Committee, determined that the global COVID-19 pandemic and the resulting economic downturn paired with a great deal of uncertainty in the oil and gas markets made the establishment of meaningful quantitative goals for a 2020 annual cash incentive program impossible. The Compensation Committee and the AM Compensation Committee felt it would best serve our stockholders if they retained maximum flexibility to appropriately shape this element of compensation for our Named Executive Officers for 2020 following completion of this unprecedented year and the opportunity to review the Company’s performance, our Named Executive Officers’ performance, the economic landscape in the oil and gas industry, and the state of the global economy.

The following were 2020 achievements by the Company and our Named Executive Officers particularly noted by the Compensation Committee during its subjective performance assessment following the end of the year:

•	Addressed near-term bond maturities and reduced absolute debt substantially;
•	Closed significant asset sales;
•	Meaningfully reduced well costs;
•	Laid the framework for entry into a strategic partnership in 2021 to fund drilling of additional wells which provides several important financial advantages to the Company;
•	Attained best relative TSR in 2020 as compared to U.S. independent (non-major) oil and gas companies with a market capitalization over $500 million (excluding companies currently in bankruptcy); and
•	Achieved strong safety and environmental performance.

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While no target bonuses were established for our Named Executive Officers in 2020, the Compensation Committee and the AM Compensation Committee used each named Executive Officer’s 2019 target cash bonus as a point of reference, though they decided to increase the target bonus used for these purposes for Patrick Ash from 80% to 85%. The target incentive bonuses used to determine the 2020 cash bonus for our Named Executive Officers were as follows:

Executive Officer	Target Bonus (as a % of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Michael N. Kennedy	85%
W. Patrick Ash	85%

After considering the achievements noted above, our Compensation Committee and the AM Compensation Committee decided that each of the Named Executive Officers other than Mr. Warren should receive an annual cash bonus equal to 115% of their respective 2019 target bonus amounts. The Compensation Committee and the AM Compensation Committee determined that Mr. Warren should receive a slightly higher bonus, equal to 122% of his 2019 target bonus, in recognition of the significant role he played in the creation and execution of our debt reduction strategy. The 2020 annual cash bonus amounts reported below reflect the portion of the annual cash bonus for each Named Executive Officer allocated to the Company. For additional information, see “Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses” above. The amounts below are reported in the “Bonus” column of the Summary Compensation Table.

Executive Officer	Percentage of 2019 Target Bonus Paid for 2020 Performance	Allocated 2020 Annual Cash Bonus Payments
Paul M. Rady	115%	$ 861,389
Glen C. Warren, Jr.	122%	$ 574,289
Alvyn A. Schopp	115%	$ 337,788
Michael N. Kennedy	115%	$ 284,453
W. Patrick Ash	115%	$ 259,563

Long-Term Incentive Awards

January 2020 Retention Awards

In January 2020, our Compensation Committee approved non-recurring retention awards to Messrs. Schopp, Kennedy and Ash, in the form of restricted stock units and cash awards pursuant to the Prior LTIP. These awards vest over the course of two years for Mr. Schopp and in equal installments over the course of three years for Messrs. Kennedy and Ash. The total value of the cash awards granted to Messrs. Schopp, Kennedy and Ash by us in 2020 was as follows: $2,000,000, $800,000 and $500,000, respectively. Details regarding the restricted stock units granted can be found in the table entitled “Grants of Plan-Based Awards for Fiscal Year 2020,” below. The Compensation Committee believes these awards are imperative to help us succeed in implementing our short- and long-term business plans in the current environment of lower commodity prices and challenging capital markets because they help us retain these key executives. The Compensation Committee determined that restricted stock units and cash awards would generally have the strongest retentive effect.

Messrs. Schopp, Kennedy and Ash are uniquely qualified to execute our goals due to their institutional knowledge, strategic insight and unique skill sets. We feel this retention program adds a level of assurance

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to achieve our corporate objectives and maintain continuity, which we deem critical at this time.

Mr. Schopp has been an integral member of our senior management team for over 17 years. We believe he is vital to our continued contract negotiations for our asset sale program in 2020 and to our regulatory and litigation management due to his experience and knowledge of ongoing matters and negotiations, the breadth of his industry contacts, and his past litigation success. The awards were designed to motivate Mr. Schopp to lead certain ongoing projects to a successful completion, as well as to prepare a succession team to seamlessly take over his work following his eventual retirement.

Mr. Kennedy is a critical player in developing our corporate finance and debt restructuring program in 2020 as well as our financial plan and financial risk mitigation strategy for the next several years. Further, Mr. Kennedy continues to provide valuable tactical advice related to budget management, forecasting and finance.

Mr. Ash is one of the chief architects of our development program and was key in providing data to management required for our asset sale program as well as for other critical initiatives for 2020. He plays a critical role in developing our annual business outlook and ensuring delivery of an accurate and timely annual audited reserve report, upon which our financial and operational plans are built.

We strongly believe that our people are our greatest asset and that consistent leadership through challenging economic times is critical.

July 2020 Long-Term Incentive Awards

Messrs. Rady and Warren received grants of restricted stock units and performance share units in July 2020 pursuant to the AR LTIP. The Compensation Committee did not grant annual long-term equity incentive awards to Messrs. Schopp, Kennedy and Ash in July of 2020 because they received non-recurring retention awards in January of 2020. The restricted stock units granted to Messrs. Rady and Warren in 2020 vest ratably on the April 15 of each of 2021, 2022, 2023 and 2024, subject to continued service. One-half of the performance share units, or “PSUs,” granted to Messrs. Rady and Warren in 2020 were based on absolute total stockholder return, or “TSR,” with the other half based on relative TSR measured against our Peer Group. The Compensation Committee selected TSR because it provides a rigorous framework that rewards the Named Executive Officers for improving absolute stock price, and because it directly aligns the incentive for our Named Executive Officers to our investors’ experience.

The PSUs granted to Messrs. Rady and Warren in 2020 have four performance periods. One quarter of the target amount of PSUs may be earned based on performance for each of the following performance periods: July 15, 2020 to April 15, 2021; April 15, 2021 through April 15, 2022; April 15, 2022 to April 15, 2023; and July 15, 2020 to April 15, 2023.

The payouts for the absolute TSR PSUs are determined as follows:

Performance Level	Absolute TSR	Percentage of Eligible Target Amount Earned for Each Performance Period %	Percentage of Target PSUs Earned for Each Performance Period
Floor	0	0%	0%
Target	15%	100%	25%
Maximum	20%	150%	37.5%

“Absolute TSR” for purposes of these PSUs is measured by reference to the Company’s 20-day average volume-weighted closing price per share of stock for the first twenty days of the applicable performance period and the Company’s 20-day average volume-weighted closing price per share of stock for the last twenty days of the applicable performance period. If the Company’s absolute TSR falls between the floor and target amounts or the target and maximum amounts, then the percentage of the target amount of PSUs that are earned for the relevant performance period will be determined using linear interpolation between the relevant performance levels.

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To achieve payout under the relative TSR PSUs, the Company’s absolute TSR must be in at least the 25th percentile as compared to the TSR of the companies in the Peer Group. The payouts for the relative TSR PSUs are determined as follows:

Performance Level	Company’s TSR Ranking	Percentage of Eligible Target Amount Earned for Each Performance Period	Percentage of Target PSUs Earned for Each Performance Period
Below Threshold	<25th Percentile	0%	0%
Threshold	25th Percentile	50%	12.5%
Target	50th Percentile	100%	25%
Maximum	> 75th Percentile	150%	37.5%

Historically, the Compensation Committee establishes the number of long-term incentive awards granted to our Named Executive Officers by setting a target value and granting a number of awards equal to that value. In 2020, the Compensation Committee considered the overall value of long-term incentive awards granted to our Named Executive Officers but took a slightly different approach when determining the number of awards granted during the annual grant process. At the time the PSUs and restricted stock units were granted to Messrs. Rady and Warren in July 2020, our stock price was depressed and there was a great deal of uncertainty about the market generally (because of the COVID-19 pandemic) and the oil and gas industry in particular (as a result of depressed oil and gas prices). In an effort to balance the twin goals of retaining our Named Executive Officers and maintaining a reasonable burn rate for the AR LTIP, the number of annual long-term incentive awards granted to our employee population in July 2020 was generally determined by establishing the desired duration of the AR LTIP, dividing the remaining pool of shares reserved for issuance thereunder by that figure, and then allocating approximately that number of restricted stock units and PSUs(i.e., the number attributable to one year) among the recipients in proportions similar to those granted in 2019.

Due to market conditions in 2020 and to better align Messrs. Rady’s and Warren’s compensation packages with our stockholders’ investment experience, the total value of Messrs. Rady’s and Warren’s long-term incentive awards in 2020 was approximately 60% lower than the value of the long-term incentive awards granted to such Named Executive Officers in 2019.

The number of performance share units and restricted stock units granted to our Named Executive Officers in 2020 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2020” below.

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental, vision and disability insurance, as well as health savings accounts.

We provide these benefits to ensure that we can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

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Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits us to make discretionary matching and non-elective contributions.

During 2020, the Company matched 100% of the first 6% (reduced to 4% mid-year as a cost-saving measure) of eligible compensation that employees contributed to the plan. These matching contributions are immediately fully vested. Antero Midstream reimburses the Company for a portion of these matching contributions as a general and administrative expense.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

2021 Compensation Decisions

Base Salaries

In March 2021, after comparing base salary levels to those of similarly situated executives in the Peer Group, reviewing the Company’s performance during 2020, and discussing the recommendations of Messrs.

Rady and Warren and its independent compensation consultant for 2021, Longnecker, the Compensation Committee approved the following increases to base salary for the Named Executive Officers:

Executive Officer	2020 Allocated Base Salary	2021 Allocated Base Salary (1)	Percentage Increase
Paul M. Rady	$ 624,195	$ 720,225	15%
Glen C. Warren, Jr.	$ 469,238	$ 509,250	9%
Alvyn A. Schopp	$ 345,563	$ 363,750	5%
Michael N. Kennedy	$ 291,000	$ 327,375	13%
W. Patrick Ash	$ 265,538	$ 301,913	14%
(1)	Allocated base salary included here calculated based on the 2020 Reimbursement Percentage. The actual percentage of base salary allocated to the Company for 2021 will not be determinable until the 2021 Reimbursement Percentage is calculated following the end of 2021.

Annual Cash Incentive Awards

Due to improving market conditions and relief from the global pandemic, in April 2021, the Compensation Committee approved an annual cash incentive plan for the 2021 fiscal year. For 2021, the Compensation Committee returned to the structure of our 2019 annual incentive program, which we believe motivates our Named Executive Officers to accomplish specific objectives. In addition, the Compensation Committee modified the maximum payout opportunity from 150% of target, as was the case in 2019 (the most recent year during which target bonus amounts were established), to 200% of target, and incorporated an additional qualitative performance metric tied to ESG, which will be reflective of the strategy detailed in our sustainability report. This structure is intended to provide payout levels that are consistent with our stockholders’ investment experience, while remaining competitive with companies with which we compete for executive talent.

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Long-Term Incentive Awards

The Compensation Committee granted 50% performance-based long-term equity awards and 50% time-based long-term equity awards to our Named Executive Officers in April 2021. These awards are subject to the terms and provisions of the AR LTIP and the award agreements pursuant to which they were granted.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” each of Messrs. Rady, Warren, Schopp, Kennedy and Ash would be entitled to receive accelerated vesting of his performance share units, restricted stock units and cash retention awards that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executive officers are required to own a minimum number of shares of our common stock within five years of becoming an executive officer. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines satisfies the guidelines on a prior determination date, a subsequent decrease in our stock price will not cause that executive to be out of compliance on a later determination date. As of June 30, 2020, all of our Named Executive Officers who have been executive officers for at least five years were in compliance with these guidelines. As of June 30, 2020, Messrs. Kennedy and Ash had been executive officers for less than five years and had time remaining to achieve the requisite ownership levels. Consistent with our stock ownership guidelines, any noncompliance may be considered by the Compensation Committee when making future compensation or promotion decisions.

These stock ownership guidelines are designed to align our executive officers’ interests more closely with those of our stockholders. The chart below shows the significant levels of stock ownership of our Named Executive Officers and the ratio of their ownership to their respective base salaries. We believe the high level of ownership demonstrates significant alignment with our stockholders.

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Ratio of Stock Ownership Value to Base Salary

Shares directly and beneficially owned by our Named Executive Officers count towards satisfaction of our stock ownership guidelines. Vested and unvested stock options, unvested restricted stock units, and other conditional equity-based awards (including performance-based awards) do not count towards satisfaction of our stock ownership guidelines. However, for purposes of the chart above, unvested restricted stock units held by our Named Executive Officers are included. Values reported in the chart above are as of June 30, 2020, the measurement date for our stock ownership guidelines.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is in the best interests of the Company and our stockholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2020.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

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Risk Assessment

We have reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that evaluating overall business performance and implementing Company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total Company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The mix of time- and performance-based equity awards and multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

Tally Sheets

The Compensation Committee and the AM Compensation Committee use tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits, including the portions of such compensation that are paid for services provided to Antero Midstream. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, and include a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchasing securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

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Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the Prior LTIP and the AR LTIP generally provide that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the Prior LTIP and the AR LTIP are subject to the provisions of any clawback policy the Company implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*: Robert J. Clark, Chairman Paul J. Korus Vicky Sutil Thomas B. Tyree, Jr.

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2020, 2019, and 2018. Unlike in 2018, for 2019 and 2020, the table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company, and does not include compensation earned for services provided to Antero Midstream or its subsidiaries. As a result, the compensation included for 2019 and 2020 is lower than the compensation included for 2018. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Paul M. Rady	2020	624,195	861,389	1,948,025	—	10,367	3,443,976
(Chairman of the Board of Directors and Chief Executive Officer)	2019	619,905	—	4,743,194	477,665	12,138	5,852,902
	2018	858,000	—	7,520,882	753,140	11,000	9,143,022
Glen C. Warren, Jr.	2020	469,238	574,289	779,210	—	10,367	1,833,104
(Director, President, Chief Financial Officer and Secretary)	2019	466,013	—	1,940,396	299,337	12,138	2,717,884
	2018	645,000	—	3,076,725	471,810	11,000	4,204,535
Alvyn A. Schopp	2020	345,563	337,788	5,000,002	—	10,367	5,693,720
(Chief Administrative Officer and Regional Sr. Vice President)	2019	339,570	—	970,198	206,627	12,138	1,528,533
	2018	442,800	—	1,538,352	276,661	11,000	2,268,813
Michael N. Kennedy	2020	291,000	284,453	3,200,002	—	21,540	3,796,995
(Sr. Vice President— Finance)	2019	287,344	—	754,597	174,002	22,470	1,238,413
	2018	384,375	—	1,538,352	240,157	11,000	2,173,884
W. Patrick Ash	2020	265,538	259,563	2,500,002	—	10,367	3,035,470
(Sr. Vice President— Reserves, Planning & Midstream)	2019	252,532	—	415,602	149,437	12,138	829,709
(1)	The Compensation Committee did not approve an annual incentive program tied to pre-established performance goals for 2020, but instead approved discretionary bonuses for each of our Named Executive Officers for 2020 due to their superior performance despite unprecedented market conditions.
(2)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers in 2020 pursuant to the AR LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards.
(3)	The amounts in this column represent the Company’s allocated portion of the amount of the Company’s 401(k) match for fiscal 2020 for each participating Named Executive Officer. Additionally, for Mr. Kennedy, this amount includes $11,173, which is the Company’s allocated portion of the cost of financial services provided to Mr. Kennedy by Ayco Financial Planning and Consulting during 2020.

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Grants of Plan-Based Awards for Fiscal Year 2020

The table below sets forth the awards granted to our Named Executive Officers during 2020, including the performance share units and restricted stock units granted under the AR LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	($)(3)
Paul M. Rady
Absolute TSR PSUs(4)	7/15/20				0	167,500	251,250		440,525
Relative TSR PSUs(5)	7/15/20				83,750	167,500	251,250		552,750
RSUs(6)	7/15/20							335,000	954,750
Glen C. Warren, Jr.
Absolute TSR PSUs(4)	7/15/20				0	67,000	100,500		176,210
Relative TSR PSUs(5)	7/15/20				33,500	67,000	100,500		221,100
RSUs(6)	7/15/20							134,000	381,900
Alvyn A. Schopp
RSUs(6)	1/20/20				—	—	—	2,092,051	5,000,002
Michael N. Kennedy
RSUs(6)	1/20/20				—	—	—	1,338,913	3,200,002
W. Patrick Ash
RSUs(6)	1/20/20				—	—	—	1,046,026	2,500,002
(1)	These columns reflect the threshold, target and maximum number of shares that may be earned under performance share unit awards granted to each of Messrs. Rady and Warren on July 15, 2020. No such awards were granted to Messrs. Schopp, Kennedy and Ash in 2020.
(2)	This column reflects the number of restricted stock unit awards granted to each Named Executive Officer in 2020.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP, as computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020, for additional detail regarding assumptions underlying the value of these equity awards.
(4)	One quarter of the absolute TSR PSUs granted on July 15, 2020 are earned (or not) based upon our TSR performance for each of four performance periods: (i) from July 15, 2020 to April 15, 2021, (ii) from April 15, 2021 to April 15, 2022, (iii) from April 15, 2022 to April 15, 2023, and (iv) from July 15, 2020 to April 15, 2023. Messrs. Rady and Warren are eligible to receive up to 150% of one quarter of the target amount of TSR PSUs awarded, as determined at the end of each applicable performance period. There is no performance threshold applicable to the absolute TSR PSUs, but if TSR performance falls between zero and target performance (15% absolute TSR) or between target and maximum performance (20% absolute TSR), then the number of absolute TSR PSUs that will become vested and earned will be determined using linear interpolation between the relevant performance levels.
(5)	One quarter of the relative TSR PSUs granted on July 15, 2020 are earned (or not) based upon our TSR performance for each of four performance periods: (i) from July 15, 2020 to April 15, 2021, (ii) from April 15, 2021 to April 15, 2022, (iii) from April 15, 2022 to April 15, 2023, and (iv) from July 15, 2020 to April 15, 2023. Messrs. Rady and Warren are eligible to receive threshold, target and maximum payouts of 50%, 100% and 150%, respectively, of one quarter the target amount of relative TSR PSUs awarded, as determined at the end of each applicable performance period. To achieve threshold, target and maximum payouts, the Company’s relative TSR performance must be in at least the 25th percentile, 50th percentile, or 75th percentile, respectively, of the Peer Group. If relative TSR performance falls between threshold, target and maximum performance, then the number of relative TSR PSUs that will become vested and earned will be determined using linear interpolation between the relevant performance levels.
(6)	The restricted stock units granted to Messrs. Rady and Warren are subject to ratable vesting on the first four anniversaries of April 15, 2020, in each case, subject to such Named Executive Officer’s continued employment through such date. Fifty percent of the restricted stock units granted to Mr. Schopp vested on January 20, 2021, one quarter of such award will vest on July 20, 2021, and one quarter of such award will vest on January 20, 2022, in each case, subject to Mr. Schopp’s continued employment through such date. The restricted stock units granted to each of Messrs. Kennedy and Ash are subject to ratable vesting on the first three anniversaries of January 20, 2020, in each case, subject to such Named Executive Officer’s continued employment through such date.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2020 table.

Performance Share Units

The Compensation Committee granted performance share unit awards to Messrs. Rady and Warren in July 2020. Fifty percent of the performance share unit awards will be earned (or not) based upon absolute TSR, and fifty percent of the performance share unit awards will be earned (or not) based upon relative TSR, in each case, measured over four performance periods. Generally, these awards will not vest unless the recipient remains continuously employed by us from the grant date through the applicable vesting date. However, all of the performance share unit awards will vest in full upon a termination of a Named Executive Officer’s employment due to his death or disability. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Restricted Stock Units

The Compensation Committee granted restricted stock unit awards to each of our Named Executive Officers in 2020. The restricted stock units vest over a two-, three- or four-year period, if such employees remain continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul M. Rady
Restricted Stock Units(3)					349,875	1,906,819
Performance Share Units(4)							1,173,991	6,398,251
Stock Options	—	100,000	50.00	4/15/25
Glen C. Warren, Jr.
Restricted Stock Units(3)					143,917	784,348
Performance Share Units(4)							475,701	2,592,570
Stock Options	—	66,667	50.00	4/15/25
Alvyn A. Schopp
Restricted Stock Units(3)					2,095,721	11,421,679
Performance Share Units(4)							270,684	1,475,228
Stock Options	—	25,000	50.00	4/15/25
Michael N. Kennedy
Restricted Stock Units(3)					1,342,582	7,317,072
Performance Share Units(4)							114,067	621,665
Stock Options	—	25,000	50.00	4/15/25
Stock Options	—	60,000	54.15	10/16/23
W. Patrick Ash
Restricted Stock Units(3)					1,073,555	5,850,875
Performance Share Units(4)							23,283	126,892
(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock unit awards held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2020, which was $5.45 per share.
(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the preceding column, computed based on the closing price of our common stock on December 31, 2020, which was $5.45 per share.
(3)	Except as otherwise provided in the applicable award agreement, with respect to the amounts reported in these rows (i) the restricted stock unit awards granted in 2017 vested on April 15, 2021, (ii) the restricted stock unit awards granted to Mr. Ash in 2018 vested or will vest ratably on January 15, 2021 and January 15, 2022, (iii) the restricted stock unit awards granted in 2019 vested or will vest ratably on each of April 15, 2021, April 15, 2022 and April 15, 2023, (iv) the restricted stock unit awards granted to Messrs. Rady and Warren in 2020 vested or will vest ratably on each of April 15, 2021, April 15, 2022, April 15, 2023 and April 15, 2024, (v) 50% of the restricted stock unit awards granted to Mr. Schopp in 2020 vested on January 20, 2021, and 25% of the unvested restricted stock unit awards granted to Mr. Schopp in 2020 will vest on each of July 20, 2021 and January 20, 2022, and (vi) the restricted stock unit awards granted to Messrs.Kennedy and Ash in 2020 vested or will vest ratably on each of January 20, 2021, January 20, 2022 and January 20, 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.

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(4)	This row includes outstanding performance share units as set forth below. The amounts included in the parentheticals reflect (i) the number of unearned performance share units granted in 2016 as special retention awards for which the applicable stock price hurdle has not been achieved; (ii) the threshold number of performance share units granted in 2018 that vest based on a combination of our relative TSR and absolute TSR, because performance as of December 31, 2020 was below the threshold for payout of these awards; (iii) the threshold number of the performance share units granted in 2018 that vest based on return on capital employed (“ROCE”) because performance as of December 31, 2020 was below the threshold for payout of these awards; (iv) the target number of performance share units granted in 2019 that vest based on our absolute TSR, because performance as of December 31, 2020 was above threshold for payout of these awards; (v) the maximum number of performance share units granted in 2020 that vest based on our relative TSR, because performance as of December 31, 2020 was at maximum for payout of these awards; and (vi) the maximum number of performance share units granted in 2020 that vest based on our absolute TSR, because performance as of December 31, 2020 was at maximum for payout of these awards. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period.
•	In 2016 as a special retention award to Mr. Schopp (133,334), which were eligible to vest based upon achievement of certain stock price hurdles but were forfeited as of February 8, 2021 because the applicable stock price hurdles were not met.
•	In 2018 to Mr. Rady (47,780), Mr. Warren (19,547), Mr. Schopp (9,773), and Mr. Kennedy (9,773), that vested were forfeited following the Compensation Committee’s determination in April 2021 of our three-year ROCE achievement for the performance period ending December 31, 2020, as performance was below the threshold level of achievement.
•	In 2018 to Mr. Rady (111,487), Mr. Warren (45,608), Mr. Schopp (22,804), and Mr. Kennedy (22,804), that were forfeited following the Compensation Committee’s determination of our absolute three-year TSR achievement for the performance period ending April 15, 2021, subject to adjustment based on our relative three-year TSR achievement for such performance period, as performance was below the threshold level of achievement.
•	In 2019 to Mr. Rady (512,224), Mr. Warren (209,546), Mr. Schopp (104,773), Mr. Kennedy (81,490) and Mr. Ash (23,283), that will vest following the Compensation Committee’s determination in April 2022 of our absolute three-year TSR achievement for the performance period ending April 15, 2022, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.
•	In 2020 to Mr. Rady (251,250) and Mr. Warren (100,500) that will vest following the Compensation Committee’s determination of absolute TSR at the end of each of four performance periods: performance period one beginning on July 15, 2020 and ending on April 15, 2021, performance period two beginning on April 15, 2021 and ending on April 15, 2022, performance period three beginning on April 15, 2022 and ending on April 15, 2023, and performance period four beginning on July 15, 2020 and ending on April 15, 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through each such date.
•	In 2020 to Mr. Rady (251,250) and Mr. Warren (100,500) that will vest following the Compensation Committee’s determination of relative TSR at the end of each of four performance periods: performance period one beginning on July 15, 2020 and ending on April 15, 2021, performance period two beginning on April 15, 2021 and ending on April 15, 2022, performance period three beginning on April 15, 2022 and ending on April 15, 2023, and performance period four beginning on July 15, 2020 and ending on April 15, 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through each such date.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2020 fiscal year.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Paul M. Rady	—	—	42,818	59,089
Glen C. Warren, Jr.	—	—	28,545	39,392
Alvyn A. Schopp	—	—	10,665	14,704
Michael N. Kennedy	—	—	10,665	14,704
W. Patrick Ash	—	—	10,853	20,815
(1)	There were no stock option exercises during the 2020 fiscal year.
(2)	This column reflects the number of restricted stock units held by each Named Executive Officer that vested during the 2020 fiscal year. No performance share unit awards held by any Named Executive Officer vested during the 2020 fiscal year.
(3)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock unit awards held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date.

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Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

Potential Payments Upon Termination or Change in Control

Restricted Stock Units, Performance Share Units and Stock Options

Any unvested restricted stock units, cash retention awards or unvested stock options subject to time-based vesting criteria granted to our Named Executive Officers under the Prior LTIP and the AR LTIP will become immediately fully vested (and, in the case of stock options granted under the Prior LTIP, fully exercisable to the extent not already fully exercisable) if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the Prior LTIP or AR LTIP, as applicable). For performance share unit awards granted under the Prior LTIP, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination of employment or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date. For performance share unit awards granted to Messrs. Rady and Warren in 2020 under the AR LTIP, upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share unit awards subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.

In addition, any continued employment conditions will be deemed satisfied for a prorated portion of any performance share units granted in 2019 on the date of a Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs after April 15, 2019, for the 2018 awards or after April 15, 2020 for the 2019 awards and prior to the end of the applicable performance period, in each case, based on the number of completed 12-month periods during the applicable performance period. Such prorated portion will remain outstanding and eligible to vest at the end of the applicable performance period based on the actual level of performance achieved as of such date. With respect to the performance share units granted to Messrs. Rady and Warren in 2020 under the AR LTIP, the Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs after April 15, 2021, will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved, (iii) the deemed ending of the three-year performance period applicable to

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such performance share units as of the date of such termination of employment, and (iv) settlement of a prorated portion of the performance share units subject to such three-year performance period based on the actual level of performance achieved as of the date of such termination of employment.

For purposes of the awards granted under the Prior LTIP and the AR LTIP, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of the awards granted under the Prior LTIP, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our affiliates, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason to constitute at least a majority of the Board;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

For purposes of the awards granted under the AR LTIP, a “change in control” generally has the same meaning as given to such term in the Prior LTIP, except that the second prong of such definition has been clarified as follows:

•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any indiviudal becomign a director that is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes.

For purposes of the 2018 and 2019 performance share unit awards granted under the Prior LTIP and the 2020 performance share unit awards granted under the AR LTIP, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company, in each case, on December 31, 2020. The restricted stock units, performance share units and, once exercised, the stock options represent a direct interest in shares of our common stock, which had a closing price on December 31, 2020, of $5.45 per share.

Name	Cash Retention Awards ($)	Restricted Stock Units ($)	Performance Share Units ($)		Stock Options ($)(4)	Total ($)
Paul M. Rady
Death; Disability	N/A	1,906,819	3,705,913	(1)	—	5,612,732
Termination Other Than For Cause	N/A	N/A	474,575	(2)	—	474,575
Change in Control	N/A	1,906,819	3,705,913	(3)	—	5,612,732
Glen C. Warren, Jr.
Death; Disability	N/A	784,348	1,495,306	(1)	—	2,279,654
Termination Other Than For Cause	N/A	N/A	194,140	(2)	—	194,140
Change in Control	N/A	784,348	1,495,306	(3)	—	2,279,654
Alvyn A. Schopp(5)
Death; Disability	2,000,000	11,421,679	291,215	(1)	—	13,712,894
Termination Other Than For Cause	N/A	N/A	97,070	(2)	—	97,070
Change in Control	2,000,000	11,421,679	291,215	(3)	—	13,712,894
Michael N. Kennedy
Death; Disability	800,000	7,317,072	226,497	(1)	—	8,343,569
Termination Other Than For Cause	N/A	N/A	75,499	(2)	—	75,499
Change in Control	800,000	7,317,072	226,497	(3)	—	8,343,569
W. Patrick Ash
Death; Disability	500,000	5,850,875	64,713	(1)	—	6,415,588
Termination Other Than For Cause	N/A	N/A	21,571	(2)	—	21,571
Change in Control	500,000	5,850,875	64,713	(3)	—	6,415,588
(1)	Acceleration of the performance share unit awards granted in 2018 and 2019 is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability. As of December 31, 2020, the ROCE performance goals applicable to certain of the performance share units granted in 2018 were not met and the TSR performance share units granted in 2018 were trending below threshold performance, so the value reflected in this column does not include the value of such awards, but the performance share units granted in 2019 were trending above threshold performance, so the value reflected in this column represents settlement of such 2019 PSUs at 59%, or actual performance as of December 31, 2020. Acceleration of the performance share unit awards granted in 2020 to Messrs. Rady and Warren is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability for the one-year performance period applicable to such awards beginning on July 15, 2020 and ending on April 15, 2021 and the three-year performance period applicable to such awards beginning on July 15, 2020 and ending on April 15, 2023, and target performance for the one-year performance period applicable to such awards beginning on April 15, 2021 and ending on April 15, 2022 and the one-year performance period applicable to such awards beginning on April 15, 2022 and ending on April 15, 2023. As of December 31, 2020, performance for the one-year and three-year performance periods described in the immediately preceding sentence and applicable to the 2020 performance share unit awards was trending at maximum, so the value reflected in this column represents settlement of the applicable portion of each such award at maximum value.
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2020, (i) two-thirds of the TSR-based performance share units granted on April 15, 2018 would have remained outstanding, subject to achievement of the applicable performance goals through the remainder of the performance period, (ii) one-third of the performance share units granted on April 15, 2019 would have remained outstanding, subject to achievement of the applicable performance goals through the remainder of the performance period, and (ii) none of the performance share units granted on July 15, 2020 would become vested. As of December 31, 2020, the ROCE performance goals applicable to certain of the performance share units granted in 2018 were not met and the TSR performance share units granted in 2018 were trending below threshold performance, so the value reflected in this column does not include the value of such awards, but the performance share units granted in 2019 were trending above threshold performance, so the value reflected in this column represents one-third of each of the 2019 PSUs at 59%, or actual performance as of December 31, 2020.

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(3)	Acceleration of the performance share unit awards granted in 2018 and 2019 is based upon actual performance as of the date of the change in control. As of December 31, 2020, the ROCE performance goals applicable to certain of the performance share units granted in 2018 were not met and the TSR performance share units granted in 2018 were trending below threshold performance, so the value reflected in this column does not include the value of such awards, but the performance share units granted in 2019 were trending above threshold performance, so the value reflected in this column represents settlement of such 2019 PSUs at 59%, or actual performance as of December 31, 2020. Acceleration of the performance share unit awards granted in 2020 to Messrs. Rady and Warren is based upon actual performance as of the date of the change in control for the one-year performance period applicable to such awards beginning on July 15, 2020 and ending on April 15, 2021, and the three-year performance period applicable to such awards beginning on July 15, 2020 and ending on April 15, 2023, and target performance for the one-year performance period applicable to such awards beginning on April 15, 2021 and ending on April 15, 2022 and the one-year performance period applicable to such awards beginning on April 15, 2022 and ending on April 15, 2023. As of December 31, 2020, performance for the one-year and three-year performance periods described in the immediately preceding sentence and applicable to the 2020 performance share unit awards was trending at maximum, so the value reflected in this column represents settlement of the applicable portion of each such award at maximum value.
(4)	Because (i) each of the Named Executive Officer’s stock options were fully vested on December 31, 2020 and (ii) the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of the Company’s common stock on December 31, 2020, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.
(5)	With respect to the special performance share unit award granted in February 2016 to Mr. Schopp, no value would be received by Mr. Schopp, as the applicable stock price hurdle has not been achieved.

Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan(2)	8,439,336	50.64(3)	—
Antero Resources Corporation 2020 Long-Term Incentive Plan(2)	2,973,320	N/A(3)	6,921,638
Equity compensation plans not approved by security holders	—	—	—
TOTAL
(1)	This column reflects the maximum number of shares of our common stock subject to performance share unit awards and the number of shares of our common stock subject to restricted stock unit awards and options granted under the Prior LTIP and the AR LTIP, outstanding and unvested as of December 31, 2020. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The Prior LTIP was approved by our sole stockholder prior to our IPO and by our stockholders at the 2014 annual meeting of stockholders. The AR LTIP was approved by our stockholders at the 2020 annual meeting of stockholders.
(3)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights under the Prior LTIP excludes restricted stock unit and performance share unit awards granted under the Prior LTIP. Only restricted stock units and performance share units have been granted under the AR LTIP; there is no weighted average exercise price associated with these awards.

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Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Rady. For 2020, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $97,851, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $3,443,976.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 35 to 1.

Methodology and Assumptions

We selected December 31, 2020, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2020, our employee population consisted of 521 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors. All of our employees are located in the United States.

In identifying our median employee in 2020, we used the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2020 provided to the Internal Revenue Service, minus the amount of each employee’s compensation that Antero Midstream reimbursed us for, calculated using the same methodology used to determine the 2020 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining the allocated portion of each employee’s total annual compensation, and is an economical method of evaluating the total annual compensation of our employees and identifying our median employee. For the 23 employees hired during 2020, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2020 without annualization adjustments, less the amount of such employee’s compensation that Antero Midstream reimbursed us for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our Chief Executive Officer) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2020, to identify our median employee in 2020. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2020 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $97,851. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $23,849. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2020 annual total compensation of our Chief Executive Officer was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2021, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% stockholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
The Vanguard Group, Inc.(1)	22,472,797	7.44%
BlackRock, Inc.(2)	19,992,547	6.62%
FPR Partners, LLC(3)	17,777,559	5.89%
Paul M. Rady(4)	15,158,435	5.02%
Glen C. Warren, Jr.(5)	11,060,044	3.66%
Robert J. Clark(6)	156,794	*
Benjamin A. Hardesty(7)	148,628	*
W. Howard Keenan, Jr.(8)	329,139	*
Paul J. Korus	102,640	*
Jacqueline C. Mutschler	44,993	*
Vicky Sutil	64,714	*
Thomas B. Tyree, Jr.	64,714	*
W. Patrick Ash(9)	210,992	*
Michael N. Kennedy(10)	343,475	*
Alvyn A. Schopp(11)	1,703,867	*
Directors and executive officers as a group (12 persons)	29,388,435	9.73%
*	Less than one percent.
(1)	Based upon its Schedule 13G/A filed on February 10, 2021, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)	Based upon its Schedule 13G filed on February 5, 2021, with the SEC (the “BlackRock 13G”), BlackRock, Inc., together with certain of its affiliates (“BlackRock”) has a mailing address of 55 East 52nd Street, New York, New York. Based upon the BlackRock 13G, BlackRock may be deemed to be the beneficial owner of a total of 19,992,547 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, sole voting power as to 19,297,368 shares and sole dispositive power as to 19,992,547 shares.
(3)	Based upon its Schedule 13G/A filed on February 16, 2021, with the SEC (the “FPR 13G”), FPR Partners, LLC (“FPR Partners”) has a mailing address of 199 Fremont Street, Suite 2500, San Francisco, California 94105. Based upon the FPR 13G, FPR Partners is a registered investment adviser and acts as an investment adviser to various limited partnerships and accounts. Andrew Raab and Bob Peck are the Senior Managing Members of FPR Partners, and may be deemed to have beneficial ownership of the securities beneficially owned by FPR Partners.
(4)	Includes 2,822,552 shares of common stock held by Salisbury Investment Holdings LLC (“Salisbury”) and 2,461,712 shares of common stock held by Mockingbird Investments LLC (“Mockingbird”). Mr. Rady owns a 95% limited liability company interest in Salisbury and his spouse owns the remaining 5%. Mr. Rady owns a 13.1874% limited liability company interest in Mockingbird, and two trusts under his control own the remaining 86.8126%. Mr. Rady disclaims beneficial ownership of all shares held by Salisbury and Mockingbird except to the extent of his pecuniary interest therein. Does not include 487,594 shares of common stock that remain subject to vesting, and includes options to purchase 100,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025. Includes 125,624 shares of common stock underlying performance share units for which delivery could be triggered within 60 days of April 22, 2021.

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(5)	Mr. Warren indirectly owns 7 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein. Includes 3,848,997 shares of common stock held by Canton Investment Holdings LLC (“Canton”), 803,000 shares of common stock held by the Warren 2020 Family Trust (the “Warren 2020 Trust”) and 735,000 shares of common stock held by the Titus Foundation (“Titus”). Mr. Warren is the managing member and 50% owner of Canton, the trustee of the Warren 2020 Trust and the President of Titus. Mr. Warren disclaims beneficial ownership of all shares held by Canton, the Warren 2020 Trust and Titus,except to the extent of his pecuniary interest therein. Does not include 100,500 shares of common stock that remain subject to vesting, and includes options to purchase 66,667 shares of common stock that expire ten years from the date of grant, or April 15, 2025. Includes 50,250 shares of common stock underlying performance share units for which delivery could be triggered within 60 days of April 22, 2021.
(6)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(7)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(8)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022. Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024. Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 235,380 shares of common stock, 215,319 shares of common stock, 651,033 shares of common stock and 10,425,078 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(9)	Does not include 766,547 shares of common stock that remain subject to vesting.
(10)	Does not include 945,130 shares of common stock that remain subject to vesting. Includes options to purchase 60,000 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(11)	Does not include 1,119,556 shares of common stock that remain subject to vesting. Includes options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, based on information obtained from them and our records.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero during 2020, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2020, except that Forms 4 filed with respect to the quarterly awards granted to each of our non-employee directors on October 10, 2020 were not timely.

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RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Midstream or its subsidiaries. The Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Midstream and its subsidiaries. The Audit Committee, the Board, or the Conflicts Committee, as applicable, either approves or disapproves of Antero’s participation in such transactions under Antero’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to establish guidelines for Antero to participate in any ongoing related person transaction.

For all related person transactions during 2020 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction.

Agreements with Antero Midstream Corporation

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among AMGP, Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of Antero’s and their affiliates (the “Simplification Agreement”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); AMGP; a wholly-owned subsidiary of the Company (“AR Sub”); and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Simplification Transactions. The Sponsor Holders and the Management Stockholders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of common stock of Antero Midstream, par value $0.01 per share (“Antero Midstream Common Stock”).

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who initially were Mr. Rady and Mr. Warren, for nomination and election to the Antero Midstream Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. Effective April 30, 2021, Mr. Warren will be retiring from the Board and the Antero Midstream Board and, in connection with his retirement, AR Sub has designated Michael N. Kennedy as its replacement director to serve on the Antero Midstream Board to fill the resulting vacancy. Mr. Kennedy will also stand for election at Antero Midstream’s 2021 annual meeting of stockholders as AR Sub’s director nominee.

The Sponsor Holders and the Management Stockholders were previously entitled to certain director designation rights, but they no longer hold the requisite amount of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub will be entitled to designate one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

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Pursuant to the Stockholders’ Agreement, AR Sub agreed to vote all of its shares of Antero Midstream Common Stock, at AR Sub’s election, either (i) in favor of any other nominees nominated by the Nominating & Governance Committee of the Antero Midstream Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for AR Sub as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Simplification Transactions will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero, he shall serve as Chief Executive Officer at Antero Midstream and (ii) if Mr. Warren is an executive officer of Antero, he shall serve as President at Antero Midstream, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Antero Midstream Board and is an executive officer of Antero and/or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Antero Midstream Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement terminates as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Antero Midstream Board pursuant to the Stockholders’ Agreement.

Antero Midstream Registration Rights Agreement

Antero entered into a Registration Rights Agreement (the “Antero Midstream Registration Rights Agreement”), dated as of March 12, 2019, with Antero Midstream, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock held by Antero, under certain circumstances.

Specifically, pursuant to the Antero Midstream Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act that permits the resale of the Registrable Securities (as defined in the Antero Midstream Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Antero Midstream Registration Rights Agreement), which includes Antero, Paul M. Rady and Glen C. Warren, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreement

Pursuant to our gas gathering and compression agreement with Antero Midstream, we have agreed to dedicate all of our current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Our production subject to a pre-existing dedication will be dedicated to Antero Midstream at the expiration of such pre-existing dedication. In addition, if we acquire any gathering facilities, we are required to offer such gathering facilities to Antero Midstream at our cost.

Under the gathering and compression agreement, Antero Midstream was initially entitled to receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate

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gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If and to the extent we request that Antero Midstream construct new high-pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require us to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by us on any acreage Antero acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for our acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the gathering and compression agreement, we will be entitled to certain rights and procedural remedies thereunder. In addition, Antero Midstream has the right to elect to be paid for certain services under the gathering and compression agreement on a cost of service basis designed to generate a specified rate of return.

Pursuant to the gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of our wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by us. In the event of late connections, our natural gas will temporarily not be subject to the dedication. Antero Midstream is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from us.

Antero Midstream has agreed to install compressor stations at our direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if we have not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high-pressure gathering pursuant to the gathering and compression agreement.

Under the gathering and compression agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or us on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

On December 8, 2019, the gathering and compression agreement was amended such that, Antero Midstream will rebate us: (i) $12 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds; and (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038. We achieved all such thresholds in 2020 and the first quarter of 2021 and received $48 million and $12 million, respectively, in such periods from Antero Midstream.

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Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly-owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between us and MarkWest, MarkWest has agreed to process gas from acreage dedicated by us for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from us in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2020, the Joint Venture derived approximately $228 million of revenues from us under the MW-JV Arrangement. In addition, on February 6, 2018, we and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, we have agreed to make reimbursement payments for such work directly to the Joint Venture.

Right of First Offer Agreement

On November 10, 2014, we entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to our production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, we and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between us and MarkWest. On February 13, 2018, we further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, we entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to us within an area of dedication in defined service areas in Ohio and West Virginia, and we have agreed to pay fees for those services on a monthly basis. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, we committed to pay a fee on a minimum volume of fresh water deliveries through 2019, which commitments have since expired in accordance with the terms of the water services agreement. Fees payable to Antero Midstream under the water services agreement are based on the volume of fresh water deliveries thereunder and the services provided by Antero Midstream thereunder. We also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third-party service providers to provide us other fluid handling services including flow back and produced water services and we will reimburse Antero Midstream for its third-party out-of-pocket costs plus 3%. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the water services agreement on a

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cost of service basis designed to generate a specified rate of return. For the year ended December 31, 2020, we incurred approximately $260 million in fees under the water services agreement.

Under the water services agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

On February 12, 2019, we and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from us under the water services agreement.

Secondment Agreement

In 2019, we entered into the Amended and Restated Secondment Agreement with Antero Midstream. Under this agreement, we agreed to provide seconded employees to Antero Midstream to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and Antero Midstream agreed to reimburse us for expenditures we incur performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2020, Antero Midstream reimbursed us for approximately $7 million of direct and indirect costs and expenses incurred on its behalf pursuant to the secondment agreement.

Services Agreement

In 2019, we entered into the Second Amended and Restated Services Agreement with Antero Midstream, pursuant to which we agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2020, Antero Midstream reimbursed us for approximately $25 million of direct and indirect costs and expenses incurred on its behalf pursuant to the services agreement.

License

Pursuant to a license agreement with Antero Midstream, Antero Midstream has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, we participate in transactions with Antero Midstream and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the receipt of midstream services and provision of contract operating services; the sale of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length

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negotiations, we believe the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2020, we paid $8 million in expenses and received no payments in connection with such transactions.

Employment

Timothy Rady, the son of Paul M. Rady, the Chairman and Chief Executive Officer of Antero, provided services to us in 2020. Total compensation paid to Timothy Rady and allocated to Antero in 2020 consisted of base salary, bonus and other benefits totaling $257,997 and award grants under the AR LTIP having an aggregate grant date fair value of $222,611, which are subject to certain time-based vesting conditions.

QUORUM AND VOTING

Voting Stock

Antero’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes for election of Directors.

Quorum

The presence, in person online or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Stockholder List

Antero will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. In addition, the list of stockholders will be available during the Annual Meeting through the meeting website.

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Vote Required

Only stockholders of record at the close of business on April 20, 2021, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board’s nominees for election as Class II directors;
•	FOR the ratification of the selection of KPMG LLP as Antero’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	FOR the approval, on an advisory basis, of the compensation of Antero’s Named Executive Officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

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Revoking Your Proxy

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to Antero’s Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteroresources.com, in the “SEC Filings” subsection of the “Investors” section.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2021 Annual Meeting of Stockholders and Proxy Statement, along with Antero’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 17, 2021, and Antero’s 2020 Annual Report to Stockholders are available free of charge at www.anteroresources.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

Stockholders Sharing an Address

Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered stockholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero, under certain circumstances, to send one Notice to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Stockholder Proposals and Director Nominations for the 2022 Annual Meeting

Any stockholder desiring to present a proposal at Antero’s 2022 Annual Meeting of Stockholders and to have the proposal included in Antero’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero, c/o Yvette K. Schultz, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 28, 2021. All such proposals should be in compliance with SEC rules and regulations. Antero will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, any stockholder entitled to vote at Antero’s 2022 Annual Meeting of Stockholders may propose business (other than proposals to be included in Antero’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2022 Annual Meeting of Stockholders if written notice of such stockholder’s intent is given in accordance with the requirements of Antero’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above so it is received between February 17, 2022, and March 19, 2022.

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ANTERO RESOURCES CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53705-P55165 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ANTERO RESOURCES CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class II Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. Howard Keenan, Jr.
02) Jacqueline C. Mutschler

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D53706-P55165

ANTERO RESOURCES CORPORATION
Annual Meeting of Stockholders
June 16, 2021 8:30 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael N. Kennedy, Alvyn A. Schopp and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM MDT on June 16, 2021, at www.virtualshareholdermeeting.com/AR2021, and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side